EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Affinity Media International Corp. on Form S-1 of our report dated September 29, 2005 with respect to our audit of the financial statements of Affinity Media International Corp. as of August 31, 2005 and for the period from August 12, 2005 (inception) to August 31, 2005, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP

New York, New York
September 29, 2005